Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012, except with respect to our opinion insofar as it relates to the effects of discontinued operations as discussed in Notes 2, 6, 8, 10, 15, 16, 17 and 19 as to which the date is June 6, 2012, relating to the financial statements and financial statement schedule of W. P. Carey & Co. LLC, which appears in W. P. Carey Inc.’s Registration Statement filed on Form S-4 dated July 27, 2012 (File No. 333-180328).

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012 relating to the effectiveness of internal control over financial reporting of W. P. Carey & Co. LLC, which appears in W. P. Carey & Co. LLC’s Annual Report on Form 10-K for the year ended December 31, 2011.

We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012 relating to the financial statements and financial statement schedules of Corporate Property Associates 16- Global Incorporated, which are incorporated by reference in W. P. Carey & Co. LLC’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ PricewaterhouseCoopers LLP

New York, New York

September 28, 2012